EXHIBIT 99.1

SOBRsafe Achieves Technology Milestone with Strong Core Sensing Capabilities in Third-Party Validation Results

Independent Testing Confirms SOBRsure™ GEN 2 Capabilities, Positioning SOBRsafe for Accelerated Market Expansion

DENVER, July 29, 2025 – SOBR Safe, Inc. (Nasdaq: SOBR) (“SOBRsafe” or the “Company”), the leader in next-generation alcohol monitoring and detection technology, today announced a significant technology milestone following comprehensive independent testing by KEA Technologies. The rigorous third-party evaluation assessed SOBRsafe’s SOBRsureTM GEN 2 device across key technical parameters under controlled conditions, establishing the device as an alternative to monitor alcohol consumption in the behavioral health and wellness, and alcohol consumption and non-punitive management space.

KEA Technologies conducted extensive evaluations covering critical performance areas including calibration linearity, environmental impacts, sensitivity and drift, and trace alcohol differentiation. The testing validated the SOBRsureTM GEN 2’s core sensing capabilities and consistent performance across its expected environmental operating range. The device exhibited excellent calibration linearity, demonstrating performance even with low-level ethanol underscoring the strength of SOBRsafe’s early detection technology.

The device exhibited rapid ethanol response times of 30 seconds or less from initial exposure in controlled testing, including low-level, early detection scenarios. This rapid response capability, combined with the ability to differentiate trace alcohol concentrations in controlled conditions, highlights the underlying potential of SOBRsafe’s monitoring and detection technology platform.

“The results of these tests demonstrate the strength of our baseline technology, specifically used in the SOBRsureTM GEN 2 device,” said SOBRsafe CEO David Gandini. “With increasing third-party validation reinforcing the monitoring and detection capabilities of SOBRsafe’s technology and a clear road map for product evolution, we are poised to gain greater market share as we expand domestically and internationally.”

Building on this validated foundation, SOBRsafe’s future development efforts will focus on further enhancing low-level detection, minimizing cross-contamination from non-ingested alcohol sources, and advancing on-board sensor diagnostic capabilities and user adaptable calibration features. Additionally, this independent validation bolsters confidence in SOBRsafe’s core technology, which can help us secure future commercial partnerships and accelerate broader market adoption.

For more information on SOBRsafe, please visit the Company’s investor relations website at ir.sobrsafe.com.

About SOBRsafe™

Through next-generation alcohol detection technology, we enable trust and empower recovery ... with a human touch. SOBRsafe’s advanced transdermal (touch-based) technology detects and reports in real-time the presence of alcohol as emitted through a user’s skin - no breath, blood, or urine samples are required. With a powerful backend data platform, SOBRsafe provides passive, dignified screening and monitoring solutions for the behavioral health, family law and consumer markets, and for licensing and integration. To learn more, visit www.sobrsafe.com.

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About KEA Technologies, Inc.

Founded in 2015, KEA is a leader in engineering services, product development, and independent testing services for the transportation and other related industries. In addition to providing a wide array of independent testing out of its lab in Littleton, MA, KEA is a valued product development partner to its clients, helping to identify the root of any testing issues and enable clients to get to market faster, safely. KEA staff have excelled in innovative transportation R&D for the past 25 years and hold extensive subject-matter expertise regarding advanced engineering research, development, testing, and evaluation that has been applied to other industries such as defense and the oil and gas sector. KEA’s team of world-renowned consultants hold expertise in various engineering disciplines and the standards, regulations, specifications, and recommended practices that are pertinent to their fields of expertise. For more information, visit www.keatechinc.com.

Safe Harbor Statement

Our prospects here at SOBRsafe are subject to uncertainties and risks. This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and the Company intends that such forward-looking statements be subject to the safe harbor provided by the foregoing. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this presentation. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. We caution readers not to place undue reliance upon any such forward-looking statements. The Company does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in the Company’s filings with the SEC which can be found on the SEC’s website at www.sec.gov.

Company Contact:

IR@sobrsafe.com

Investor Relations Contact:

Scott Liolios or Taylor Stadeli

Gateway Group

949-574-3860

SOBR@gateway-grp.com

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